Exhibit 14.1

SPAR Group

Code of Ethical Conduct

for its

Directors, Executives, Officers, Employees, Consultants and other Representatives

Amended and Restated (as of) March 15, 2018

I.	Introduction

1.       Purpose. The Board of Directors of SPAR Group, Inc., based (in part) on the approval and recommendation of its applicable SGRP Committees, have approved and adopted this amended and restated Ethics Code (see all of the defined terms in Section 5 of this Part I, below), effective as of March 15, 2018, in order to:

(a)

promote and reward honest, ethical, respectful and professional conduct by each Covered Person (as defined below) in his or her position with the Company anywhere in the world, including (to the extent applicable):

(i)	serving each Customer, dealing with each Vendor and treating each other with integrity and respect;

(ii)	behaving honestly, ethically and professionally with each Customer, each Vendor, each other and the Company;

(iii)	promptly and ethically disclosing and resolving actual or apparent conflicts with each other, the Company or any Customer or Vendor or between his or her personal and professional relationships;

(iv)

disclosing (in a full, fair, accurate, timely, and understandable way) to the appropriate Person in the Company all necessary or helpful information for the Company to prepare and file its SEC Reports in accordance with Applicable Law, to make other public communications fair and accurate, and to comply with all Applicable Law in the Company's business and operations;

(v)	complying with this Ethics Code, all other SGRP Policies, all applicable Local Policies, all Applicable Law and any applicable ethics code or policy of the Company's Customers; and

(vi)

promptly reporting (in a full, fair, accurate and understandable way) to the appropriate Person in the Company any violation discovered or reasonably suspected by the reporter of this Ethics Code, any other SGRP Policy, any Local Policy, any Applicable Law or any other applicable ethics code or policy of the Company's Customers by any Covered Person, any Customer, any Vendor or the Company;

(b)

deter wrongdoing by any Covered Person and provide for accountability for adherence Law by each Covered Person to this Ethics Code, each other SGRP Policy, each applicable Local Policy and every Applicable Law; and

(c)	amend, restate and completely replace the SPAR Group Code of Ethical Conduct for its Directors, SGRP Executives and Employees Amended and Restated as of August 1, 2012.

2.        Penalty for Violation of Ethics Code, other SGRP Policies or Local Policies. Any Covered Person violating this Ethics Code, any other SGRP Policy or applicable Local Policy or any other applicable ethics code or policy of the Company or the Company's Customers in any material respect (as determined by the SGRP Board or applicable SGRP Committee) will be subject to disciplinary action, and (depending on the circumstances and severity) may be terminated by the Company. Please note that acts or omissions of a Covered Person in violation of this Ethics Code also may give additional rights to the Company against the Covered Person under this Ethics Code or otherwise, and may violate Applicable Law and subject the Covered Person to possible civil or criminal liability, whether or not the Company may choose to take any such disciplinary action. In the event of any conflict or inconsistency between any of the SGRP Policies and Local Policies, the applicable SGRP Policy shall govern, control and be given effect and the Covered Person shall comply with such SGRP Policy.

3.        SGRP Policies and Controls Generally. All directors, officers, employees, consultants and other Covered Persons of the Company are subject to and must comply with all SGRP Policies, including (without limitation) this Ethics Code, the SGRP Stock Trading Policy, the policies contained in the Employee Policy Handbook and any and all of the other SGRP Policies as then in effect at the applicable time(s), and as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled (in whole or in part). Each of the SGRP Policies may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled (in whole or in part) at any time and from time to time by SGRP's Board or applicable SGRP Committee or by the applicable authorized SGRP Executive(s) in its or their discretion, all without any notice to or approval from any Covered Person whatsoever. Compliance with each of the SGRP Policies and Local Policies is a term and condition of the current and continued employment or engagement of each Covered Person. However, in the event of any conflict or inconsistency between any of the SGRP Policies and Local Policies, the applicable SGRP Policy shall govern, control and be given effect and the Covered Person shall comply with such SGRP Policy.

SPAR Group Ethics Code	-1-	Amended and Restated March 15, 2018

4.       Adoption of Ethics Code by and Applicability to Approved Affiliate Companies. SGRP has asked each of the Approved Affiliate Companies that have over time provided services to the SGRP Companies to adopt this Ethics Code (including the SGRP Stock Trading Policy) and apply it to their respective Covered Employees, and each has done so. Accordingly, each Covered Employee of each Approved Affiliate Company is obligated to both the SGRP Companies and to the applicable Approved Affiliate Company to comply with this Ethics Code, the compliance with each of its provisions is a term and condition of the current and continued employment or engagement of each such Covered Person with the applicable Approved Affiliate Company. Please note that acts or omissions of a Covered Person in violation of this Ethics Code also may give additional rights to the SGRP Companies against the Covered Person under this Ethics Code, and may violate Applicable Law and subject the Covered Person to possible civil or criminal liability, whether or not the applicable Approved Affiliate Company may choose to take any such disciplinary action or the applicable SGRP Company may request that the applicable Approved Affiliate Company do so.

5.       Certain Definitions:

(a)     "Affiliate" of a referenced Person shall mean: (i) any direct or indirect subsidiary or parent the referenced Person; (ii) any other Person directly or indirectly controlling, controlled by or under common control with the referenced Person (with "control" meaning the direct or indirect power to direct or cause the direction of a Person's business, management, operations or policies or its property use, disposition or encumbrance), or any Person that has more than ten percent of the equity of, profits from or voting power respecting the referenced Person, in each case whether through ownership, by contract, arrangement or understanding or otherwise, or vice versa; (iii) any director, officer, partner, manager or other executive of or partner, member or joint venturer in or other Representative of the referenced Person or any Affiliate of the referenced Person; (iv) any Family Member or Relative of any individual described in the immediately preceding clauses (ii) or (iii); or (vi) any other Person deemed to be an "affiliate", "family member", "relative" or other "related person" under Exchange Rules, Securities Law or other Applicable Law. SGRP's Affiliates include (without limitation) each other SGRP Company and each Approved Affiliate Company.

(b)     "Applicable Law" shall mean, to the extent applicable, (i) any Exchange Rule, (ii) any Securities Law, (iii) the Internal Revenue Code and other applicable federal and state tax law, (iv) the General Corporation Law or Article 8 of the Uniform Commercial Code of the State of Delaware or the comparable law of the State of Nevada or any other applicable state, or (v) any other federal, state, territorial, provincial, county, municipal or other governmental or quasi-governmental law, statute, ordinance, requirement or use or disposal classification or restriction; in each case (i) whether domestic or foreign, (ii) including (without limitation) any and all rules and regulations promulgated under and judicial and other governmental interpretations of any of the foregoing and then in effect, and (iii) as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

(c)     "Approved Activity" shall mean any lawful activity (i) for or on behalf of any SGRP Company, (ii) contemplated in any Approved Affiliate Contract, (iii) by a natural Person serving as a shareholder, partner, member or other owner, a director, manager, officer or other executive, or any employee, agent or other representative of or consultant to any Approved Affiliate Company, (iv) for which an express exception, exclusion or statement of inapplicability is contained in this Ethics Code, or any other SGRP Policy,(v) that may have been approved (specifically or by type) in a resolution or otherwise in writing by a majority a majority (other than those having a direct or indirect interest in the applicable activity or other matter, whether economic, familial or otherwise) of the shareholders of SGRP or of the members of the SGRP Board, the SGRP Governance Committee, or the SGRP Audit Committee, or (vi) in the case of any activity immaterial to the SPAR Group and not involving an Affiliate of SGRP, that may have been approved (specifically or by type) in writing by a more junior SGRP Executive or Employee, his or her Superior Officer.

(d)      "Approved Affiliate Company" shall mean any Affiliate of SGRP or any Covered Person that is a party to any Approved Affiliate Contract or any Affiliate of such party, in each case other than any SGRP Company or any natural Person.

(e)    "Approved Affiliate Contract" shall mean any contract, agreement or arrangement to provide goods or services to or from any Affiliate of any SGRP Company or Covered Person, and any supplement, modification, amendment or restatement thereto, that has been approved by the applicable SGRP Company and, to the extent required under the SGRP By-Laws or any Applicable Law, a majority of the members (other than those having a direct or indirect interest in the applicable activity or other matter, whether economic, familial or otherwise) of the SGRP Audit Committee or SGRP Board, as the same may have been and hereafter may be duly executed, supplemented, modified, amended, restated or replaced from time to time. The current material Approved Affiliate Contracts are described in the SEC Reports of SGRP most recently filed with the SEC (and available under the Investor Relations tab at sparinc.com).

SPAR Group Ethics Code	-2-	Amended and Restated March 15, 2018

(f)     "Company" shall mean each of SGRP and the other SGRP Companies. The Company means only SGRP and its subsidiaries and is not intended (and shall not be deemed or construed) to ever include any Approved Affiliate Company or other SGRP Affiliate irrespective of their adoption of or inclusion or deemed inclusion in various definitions and provisions from time to time in this Ethics Code. However, in adopting this Ethics Code as its own, each SGRP Affiliate may for its own enforcement purposes deem itself to be the "Company".

(g)    "Competitor" shall mean any Person (other than any SGRP Company, any Approved Affiliate Company or any of their respective directors, partners, members, managers, executives, officers, employees or consultants) that competes or seeks to compete for or with the products, services or business of any SGRP Company or Approved Affiliate Company.

(h)     "Confidential Information" of each SGRP Company or other referenced Person (in such capacity, each a "Discloser") shall mean any and all proprietary or other confidential documents, information, materials or records not available to the general public respecting (among other things) any Discloser's agreements, assets, business, concept, condition, controversies, copyright, costs, customers, data, designs, discoveries, events, expenses, finances, ideas, improvements, income, instructions, intellectual property, inventions, know-how, layouts, liabilities, management, merchandisers, methods, operations, patents, payroll, personnel, plans, practices, prices and pricing, products, programs, proposals, prospects, relationships, services, software, source code, strategies, suppliers, systems, taxes, techniques, technology, templates, trademarks, trade names, trade secrets, work product or other proprietary or confidential property, rights or information, whenever acquired, created or existing. "Confidential Information" may be in written, electronic or other form and includes (without limitation): (i) in the case any the Company, any and all such Confidential Information from or pertaining to any current, former or potential client, customer, retailer, vendor, director, executive, manager, officer or employee of any SGRP Company; or (ii) in the case of any Person (including any SGRP Company), the Confidential Information of each parent, subsidiary and sister companies and other Affiliates of such Person. However, "Confidential Information" of the applicable Covered Person does not include anything that, as reasonably provable by his or her records: (1) is already in or enters the public domain or is or becomes otherwise available to the public through no disclosure by such Covered Person; (2) prior to receipt from a Discloser was already known to or held by such Covered Person; (3) was acquired or received from a Third Party by such Covered Person unless he or she knew at the time that such Third Party was prohibited from making such transfer or disclosure; or (4) is subsequently learned or developed independently (i.e., developed other than in his or her capacity as a Representative of such SGRP Company or other referenced Person) by such Covered Person without regard to any Confidential Information.

(i)     "Covered Person" shall mean any Representative of any SGRP Company (including any SGRP Independent Director, SGRP Executive or Employee thereof) or of any of any Approved Affiliate Company or other consultant, in each case whether based in the U.S.A. or elsewhere in the world.

(j)     "Customer" shall mean any Person (other than any SGRP Company, any Approved Affiliate Company or any of their respective Representatives to whom any SGRP Company or Approved Affiliate Company provides or seeks to provide any products or services.

(k)     "Employee" shall mean any officer, employee or other Representative of any SGRP Company who is not a SGRP Executive.

(l)     "Employee Policy Handbook" shall mean the Employee Policy Handbook for SGRP and its U.S. subsidiaries, as the same may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by SGRP's Board or applicable SGRP Committee or by the applicable authorized SGRP Executive(s) in its or their discretion, as the case may be, all without any notice to or approval from any Covered Person whatsoever..

(m)    "Ethics Code" shall mean this SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated as of March 15, 2018, as the same may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by SGRP's Board or applicable SGRP Committee or by the applicable authorized SGRP Executive(s) in its or their discretion, as the case may be, all without any notice to or approval from any Covered Person whatsoever.. The Ethics Code also includes (without limitation) the SGRP Stock Trading Policy.

(n)     "Exchange Rules" shall mean the charter or other organizational or governance document or listing or other requirements of the applicable national securities exchange or market on which SGRP's stock is listed or quoted, currently Nasdaq, or any other applicable self-regulatory or governing body or organization, and the rules and regulations promulgated thereunder, as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

(o)     "Family Member" of a Covered Person shall mean any of the following: (i) any spouse, child, stepchild, parent, stepparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Covered Person, above, wherever residing, (ii) any person residing (other than solely as a tenant or employee) in the same household as the Covered Person and (iii) anyone else deemed to be a "family member" under applicable Exchange Rules, Securities Law or other law.

SPAR Group Ethics Code	-3-	Amended and Restated March 15, 2018

(p)     "Local Policies" shall mean any and all of the internal accounting, financial and reporting controls and procedures, employment policies and procedures and corporate codes and policies (other than the SGRP Policies) of the SGRP Company, Approved Affiliate Company or other applicable company for whom the Covered Employee works as then in effect at the applicable time(s), and as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by such company's Board of Directors or applicable committee in its or their discretion, as the case may be, all without any notice to or approval from any Covered Person whatsoever. However, in the event of any conflict or inconsistency between any of the SGRP Policies and Local Policies, the applicable SGRP Policy shall govern, control and be given effect.

(q)     "Nominal Value" shall mean the fair market value for any product or service that is in an immaterial amount under the circumstances, taking into account the economic circumstances of the giver and receiver, and subject to such guidance as the SGRP Board or applicable SGRP Committee may provide from time to time. Some Customers and Vendors prohibit any gifts or gratuities whatsoever, so the Nominal Amount will be ZERO for them.

(r)     "Person" shall include (without limitation) any manner of association, business, business trust, company, corporation, enterprise, estate, governmental or other authority, group (including one under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), joint venture, limited or unlimited liability company, limited liability or general partnership, natural person (i.e., human being), syndicate, trust or other entity.

(s)     "Relative" (and "related" and other variations) means any person who is related by blood, marriage, adoption, convention, law or similar relationship with a Covered Person. A Covered Person's relatives include (without limitation) his or her spouse, any mother, father, grandmother, grandfather, sister, brother, daughter, son, niece, nephew, or other descendent of the Covered Person or his or her spouse, or any of their respective spouses or descendants, in each case whether related by blood, marriage, adoption, law or otherwise and including (without limitation) "step" relationships (stepfather, stepmother, stepchild and the like) and "in-law" relationships (mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and the like). A Relative also shall be deemed to include (for the purposes of this Ethics Code only) any Person (other than a Relative) who is in a "close personal relationship" with the Covered Person, meaning any established romantic or sexual relationship or domestic partnership with or residence in the same household as the Covered Person.

(t)     "Representative" of the referenced Person shall mean any of its: shareholders; partners; members; directors; executives; managers; officers; employees; consultants, contractors or subcontractors (in each case excluding an Approved Affiliate Company in the case of any SGRP Company, and vice versa, and each SGRP Company and Approved Affiliate Company in the case of any Third Party); attorneys; agents; or other representatives.

(u)     "SEC" shall mean the Securities and Exchange Commission of the United States of America.

(v)     "SEC Report" shall mean any Proxy Statement, Annual Report, Quarterly Report, Current Report or other statement or report filed by or respecting SGRP with the SEC.

(w)    "Securities Law" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, any "blue sky" or other applicable federal or state Securities Law, or any other comparable law of any applicable jurisdiction, as amended, and any and all rules and regulations promulgated thereunder and then in effect.

(x)     "SGRP" shall mean SPAR Group, Inc., a Delaware corporation. SGRP and related definitions (SGRP Articles, SGRP Audit Committee, SGRP Board, etc.) mean only SGRP itself and are not intended (and shall not be deemed or construed) to ever include any subsidiary of SGRP or any Approved Affiliate Company irrespective of their adoption of or inclusion or deemed inclusion in various definitions and provisions from time to time in this Ethics Code.

(y)     "SGRP Articles" shall mean the Certificate of Incorporation of SGRP filed on November 29, 1995, with the Secretary of State of the State of Delaware, as amended and as the same may be amended or restated from time to time in the manner provided therein and under Applicable Law.

(z)      "SGRP Audit Committee" shall mean the Audit Committee of the SGRP Board.

(aa)     "SGRP Board" shall mean the Board of Directors of SGRP.

(bb)     "SGRP By-Laws" shall mean the By-Laws of SGRP, including (without limitation) the charters of the SGRP Audit Committee, SGRP Compensation Committee and the SGRP Governance Committee, as the same may have been and hereafter may be adopted, supplemented, modified, amended or restated from time to time in the manner provided therein.

SPAR Group Ethics Code	-4-	Amended and Restated March 15, 2018

(cc)     SGRP Executive" shall mean any of the following: (i) the Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer, Controller and each other Executive (as such term is defined in the SGRP Bylaws) of SGRP; (ii) each director of SGRP (other than any SGRP Independent Director) or any other SGRP Company: (iii) the President, Secretary, Treasurer, Chief Financial Officer and Controller and each other executive, officer or manager of each other SGRP Company (if different than those of SGRP); and (iv) and each other Person performing similar functions for the Company as determined from time to time by the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee, provided that such other Person is given notice of such determination (directly or through any public filing).

(dd)     "SGRP CEO" shall mean the Chief Executive Officer of SGRP at the applicable time.

(ee)     "SGRP CFO" shall mean the Chief Financial Officer of SGRP at the applicable time.

(ff)     "SGRP Committee" shall mean the SGRP Audit Committee, the SGRP Governance Committee, the SGRP Governance Committee or any other committee of the SGRP Board established from time to time.

(gg)     "SGRP Company" shall mean any of SGRP and its direct and indirect subsidiaries. The subsidiaries of SGRP include (without limitation) those companies listed in Exhibit 21.1 to SGRP's Annual Report on Form 10-K as then most recently filed with the SEC. SGRP Companies mean only SGRP and its subsidiaries and are not intended (and shall not be deemed or construed) to ever include any Approved Affiliate Company irrespective of their adoption of or inclusion or deemed inclusion in various definitions and provisions from time to time in this Ethics Code.

(hh)     "SGRP Compensation Committee" shall mean the Compensation Committee of the SGRP Board.

(ii)     "SGRP Executive" shall mean the SGRP CEO, the SGRP CFO and any other officer designated by the SGRP Board as an Executive under (and as defined in) the SGRP By-Laws. SGRP's annual Proxy Statement as then most recently filed with the SEC contains a list of the SGRP Executives as of the indicated date.

(jj)     "SGRP Governance Committee" shall mean the Governance Committee of the SGRP Board.

(kk)     "SGRP Independent Director" shall mean any director of SGRP that is considered "independent" under applicable Exchange Rules and Securities Law.

(ll)     "SGRP Policies" shall mean any and all of the SGRP's internal accounting, financial and reporting principles, controls and procedures, employment policies and procedures, and corporate codes and policies (including this Ethics Code, the SGRP Stock Trading Policy and the policies contained in the Employee Policy Handbook) in effect at the applicable time(s), as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by SGRP's Board or applicable SGRP Committee or by the applicable authorized SGRP Executive(s) in its or their discretion, as the case may be, all without any notice to or approval from any Covered Person whatsoever.

(mm)     SGRP Representative" shall mean any Representative of any SGRP Company. An individual acting in his or her capacity as a Representative, or otherwise acting on behalf or for the benefit, of an Approved Affiliate Company is not (and shall not be deemed or construed to be) a SGRP Representative while so acting.

(nn)     "SGRP Stock Trading Policy" shall mean SGRP's Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, as further amended through March 10, 2011, and as the same may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by SGRP's Board or applicable SGRP Committee or by the applicable authorized SGRP Executive(s) in its or their discretion, as the case may be, all without any notice to or approval from any Covered Person whatsoever.

(oo)     "SPAR Group" shall mean SGRP, each other SGRP Company and each Approved Affiliate Company.

(pp)     ""Superior Officer" shall mean (i) a SGRP Executive in the case of an Employee, (ii) the SGRP CEO or SGRP CFO in the case of a more junior SGRP Executive, (iii) the Chief Executive Officer of SGRP, the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee in the case of the Chief Financial Officer of SGRP, and (iv) the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee in the case of any SGRP Executive or SGRP Independent Director of SGRP.

(qq)     "Third Party" shall mean any individual, business, entity or other person that is not a Covered Person, SGRP Company, Approved Affiliate Company, any of their respective Affiliates, any of their respective Representatives, or any of their respective Family Members or Relatives.

(rr)     "Vendor" shall mean any Person (other than any SGRP Company, any Approved Affiliate Company or any of their respective directors, partners, members, managers, executives, officers, employees or consultants) that provides or seeks to provide any products or services to any SGRP Company or Approved Affiliate Company.

6.        Plurals and Pronouns. Each use in this Ethics Code of a capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa, a neuter pronoun shall be deemed to include references to the masculine and feminine variations thereof, and vice versa, and a singular pronoun shall be deemed to include a reference to the plural variation thereof, and vice versa, in each case as the context may permit or require.

SPAR Group Ethics Code	-5-	Amended and Restated March 15, 2018

7.        Including. The terms "including", "including, but not limited to", "including (without limitation)" and similar phrases (i) mean that the items specifically listed after such term are examples of the provision preceding such term and are not intended to be all inclusive, (ii) shall not in any way limit (or be deemed or construed to limit) the generality of the provision preceding such term, and (iii) shall not in any way preclude (or be deemed or construed to preclude) any other applicable item encompassed by the provision preceding such term.

8.        Headings. The section and other headings contained in this Ethics Code are for reference purposes only and shall not affect the meaning or interpretation of this Ethics Code.

II.	Business Practices and Ethics

1.         Proper Business Practices and Ethical Behavior. It is the policy of the Company that the Company and each Covered Person will act with integrity, respect others, and conduct his or her activities for the SPAR Group honestly, ethically and professionally in accordance with generally accepted proper business practices, including (without limitation) generally accepted ethical standards for the conduct of business.

2.         Examples of Certain Possible Prohibited Conduct by Covered Persons. As an aid to identify situations that would be considered a violation of a Covered Person's obligations under Section 1 of this Article II to act with integrity, respect others, and conduct his or her activities for the SPAR Group honestly, ethically and professionally, each of the following situations (other than any Approved Activity) may be considered to be such a violation (depending upon the circumstances), and accordingly should not be undertaken by any Covered Person without full prior written disclosure to and approval by SGRP's CEO or CFO, and by SGRP's Audit Committee to the extent such Committee's approval is required by this Ethics Code, the Charter of SGRP's Audit Committee, any Exchange Rule, any Securities Law or any other Applicable Law:

(a)	any action or conduct prohibited (under the circumstances) in this Ethics Code by

(i)	Section 2 of Article III (financial and other reporting, etc.),

(ii)	Section 2 or 3 of Article IV (violation of Applicable Law, etc.), and

(iii)	Section 2 or Section 4 of Article V (conflicts of interest, etc.);

(b)

any personal or improper use or disposition of use any of the funds or other assets or properties of any SGRP Company, any Approved Affiliate Company, any Customer, any Vendor, or any of their respective Representatives;

(c)	any intentional waste or destruction of any asset or property of any SGRP Company, any Approved Affiliate Company, any Customer, any Vendor, or any of their respective Representatives;

(d)

making, causing, facilitating, committing or offering anything of value (including any gift, gratuity, donation, free or discounted product or service, payment not for any product or service, travel, entertainment, or loan, support or other credit or funds, or the use of any funds, assets or properties of any SGRP Company or Approved Affiliate Company), directly or indirectly, from, on behalf of or for the benefit of any SGRP Company or Approved Affiliate Company or such Covered Person,

(i)

to, on behalf of, at the request of or for the benefit of any Competitor, any Customer, any Vendor, or any of their respective Representatives, irrespective of whether or not the Covered Person uses his or her own funds, assets, properties or services to do so, other than in a Nominal Amount (which may be zero under the circumstances) to the extent permitted by Applicable Law,

(ii)

to, on behalf of, at the request of or for the benefit or support of or against any political party, campaign, committee, candidate or public issue, provided, however, that a Covered Person may nevertheless make personal donations respecting any political party, campaign, committee, candidate or public issue using any of his or her own funds, assets, properties and services in accordance with Applicable Law so long as they are not made on behalf of or for the benefit (other than coincidentally) of any SGRP Company or Approved Affiliate Company;

(e)

making, causing, facilitating, committing or offering any bribe, payoff, kickback or similar quid pro quo payment to any Person for the purpose of maintaining or directing business or benefits to or from any such Person, whether personally or by on behalf of any SGRP Company or Approved Affiliate Company; paying or granting any rebates or discounts by the SPAR Group in violation of this Ethics Code or any other approved policy concerning this subject (i.e., sales policies, etc.) or in violation of Applicable Law;

SPAR Group Ethics Code	-6-	Amended and Restated March 15, 2018

(f)

hiring, engaging, promoting or supervising any Family Member or Relative of such Covered Person, except when done by a U.S. Covered Person in accordance with and as otherwise expressly permitted by the Employee Policy Handbook, in each case whether individually or in any collaboration, collusion, consort or parallel or reciprocal action with others (and whether or not there is a quid pro quo);

(g)	making, causing, facilitating, committing or offering

(i)	any agreement, arrangement or transaction purporting to bind any SGRP Company with or for the benefit of either such Covered Person or any of his or her Relatives or other Affiliates,

(ii)	the Company's transaction of any business with any Relative or other Affiliate of such Covered Person, or

(iii)	any other self-dealing by such Covered Person with, purporting to bind or otherwise involving any SGRP Company,

in each case whether individually or in any collaboration, collusion, consort or parallel or reciprocal action with others (and whether or not there is a quid pro quo);

(h)

violating or failing to comply with any policy in the Employee Policy Handbook applicable to a Covered Person employed or engaged in the U.S.A. by a SGRP Company if he or she is such a Covered Person; or

(i)	violating or failing to comply with any part of:

(i)	the SGRP Stock Trading Policy,

(ii)	any other SGRP Policy or Local Policy of the SGRP Company for whom you work,

(iii)

any ethics code or policy of any Customer or Vendor that is more restrictive than the SGRP Policies where you participate in obtaining, receiving, providing or administering any services to or from them or otherwise deal with their representatives, or

(iv)	any other provision of this Ethics Code; or

(j)

entering into any agreement, arrangement or commitment, or offering or agreeing to do so, purporting to bind the Company in any way other than with Third Parties in the ordinary course of business and such action is either (A) within the express written scope such Covered Person's position, (B) in accordance with an applicable SGRP Policy, or (C) with the express written authorization of the applicable Senior Executive (which is limited to the SGRP Executives in the case of each U.S. and Canadian SGRP Company).

3.        Examples of Certain Non-Violations. As an aid to identify situations not likely to be considered a violation of a Covered Person's obligations under Section 1 of this Article II to act with integrity, respect others, and conduct his or her activities for the SPAR Group honestly, ethically and professionally, each of the following situations would not be considered (depending upon the circumstances) to be such a violation:

(a)

rebates, discounts, free samples, make goods and similar accommodations given to any Customer or Vendor so long as made in the normal course of business in accordance with Applicable Law pursuant to bona fide, arm's-length negotiations with Customers (i) on a bid-and-asked basis, including time or unit pricing, (ii) given in reasonable response to claims and disputes over products and services already delivered (in whole or in part), or (iii) formula based discount or refund programs that have been reviewed and approved (in advance of implementation) by the Company to not violate Applicable Law;

(b)

making or providing any gifts, gratuities, free products or services, favors, travel, or entertainment to any Customer, any Vendor or any of their respective Representatives, provided that all of the following criteria are met:

(i)

the item is consistent with normal and accepted business practice, does not violate Applicable Law, and does not violate any of the policies of the Person for whom the recipient works (recognizing that some Customers and Vendors have a zero gift policy);

(ii)

either (A) the item is reasonable and not excessive if a favor, travel or entertainment, or is otherwise of Nominal Value, or (B) where local or industry custom is so strong that to not provide such a gift or other item would preclude doing the contemplated business and the SGRP Board, a SGRP Committee or a SGRP Executive has approved it;

(iii)

the item cannot be reasonably construed as a bribe, payoff, kickback or similar payment, other than where local or industry custom is so strong that to not provide such a gift or other item would preclude doing the contemplated business and the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer has approved it;

(iv)	the item is fully and timely reported to the Company on the appropriate expense or other form;

SPAR Group Ethics Code	-7-	Amended and Restated March 15, 2018

(v)	public disclosure would not embarrass the Company or be reasonably likely to cause legal action;

(vi)	the item is not a gift of cash;

(vii)	the item is not prohibited by the ethics code of such Customer or Vendor; and

(viii)	any such action was or is being taken in good faith and without any intent to violate or evade any of the provisions of this Ethics Code; or

(c)

any action not described in Section 2 of this Article II that was or is being taken by any Covered Person in good faith and without any intent to violate or evade any of the provisions of this Ethics Code or any applicable ethics code of any Customer or Vendor.

4.     Cash Gifts. Gifts of cash should never be given or accepted under any circumstance.

5.     Excessive Gifts. Gifts received by a Covered Person or his or her Relative having a reasonably fair market value in excess of Nominal Value shall on demand be turned over to the applicable Company and become its property.

III.	Financial Reporting

1.     Proper Financial Reporting. It is the policy of the Company that it provide full, fair, accurate, timely, and understandable disclosure in accordance with SGRP Policies and Applicable Law in SGRP's SEC Reports and in other public communications made by the Company. Accordingly, it is the policy of the Company that each Covered Person in the conduct of his or her activities for the Company provide to the Company such information as is known to him or her (on a full, fair, accurate, timely, and understandable basis), and take or refrain from such bookkeeping or similar actions appropriate to his or position, as are reasonably required in order that (i) the book entries of the SPAR Group fairly reflect the applicable items and amounts in accordance with generally accepted accounting principles consistently applied, the significant accounting policies of the Company and the requirements of Applicable Law (which in some instances are more stringent than generally accepted accounting principles), and (ii) the information in its SEC Reports and other public communications made by the Company provides full, fair, accurate, timely, and understandable disclosure in accordance with Applicable Law.

2.    Examples of Certain Prohibited Conduct by SGRP Executives and Employees. As an aid to identify situations that would be considered a violation of a Covered Person's obligations under Section 1 of this Article III to promptly report the required information on a full, fair, accurate, timely, and understandable basis in accordance with SGRP Policies and Applicable Law, each of the following situations (other than any Approved Activity) may be considered to be such a violation (depending upon the circumstances), and accordingly should not be undertaken by any Covered Person without full prior written disclosure to and approval by SGRP's CEO or CFO, and by SGRP's Audit Committee to the extent such Committee's approval is required by this Ethics Code, the Charter of SGRP's Audit Committee, any Exchange Rule, any Securities Law or any other Applicable Law:

(a)	knowingly making any false or materially misleading entries in any of the books and records of the SPAR Group;

(b)	knowingly using, approving, applying or delivering any funds, asset or property in more than an immaterial amount from the SPAR Group:

(i)	without supporting documentation reasonably adequate on its face,

(ii)	in any amount or kind not reasonably described in its supporting documentation,

(iii)	for any purpose not reasonably described in its supporting documentation, or

(iv)

without such item being timely and reasonably identified and recorded the books and records of the SPAR Group in accordance with generally accepted accounting principles and the significant accounting policies of the SPAR Group;

(c)

approving any agreement with any consultant, agent or sales representative that provides for any fees of more than an insignificant amount to be paid without reasonably identifying such fees by amount, formula or otherwise;

(d)

using any accounting practice in clear contravention of generally accepted accounting principles applicable to SGRP to knowingly disguise the source or application of funds, such as (without limitation) the use of inflated or duplicate billings, misclassification of expenditures, unrecorded cash funds, duplicate or fictitious accounts, and misuse of reserve or intercompany transfers; or

(e)

any other knowing or deliberate failure in any material respect to falsify or otherwise properly record, identify or classify any asset, liability, receipt, expenditure or other item of the SPAR Group of more than an immaterial amount in their books and records in clear contravention of generally accepted accounting principles or the significant accounting policies of the SPAR Group.

SPAR Group Ethics Code	-8-	Amended and Restated March 15, 2018

3.     Examples of Certain Non-Violations. As an aid to identify situations not likely to be considered a violation of a Covered Person's obligations under Section 1 of this Article III to promptly report the required information on a full, fair, accurate, timely, and understandable basis in accordance with SGRP Policies and Applicable Law, each of the following situations would not be considered (depending upon the circumstances) to be such a violation:

(a)

any estimation, classification or other determination under or application of generally accepted accounting principles or the significant accounting policies of the SPAR Group made by such Covered Employee in good faith based upon the information available to such executive, whether or not the Company's independent accountants agree;

(b)

any accrual, recordation, identification or classification of any asset, liability, receipt, expenditure or other item of the SPAR Group in their books and records made by such Covered Employee in good faith based on the documentation submitted to him or her, whether or not the Company's independent accountants agree;

(c)

any accrual, recordation, identification or classification of any asset, liability, receipt, expenditure or other item of the SPAR Group in their books and records made by such Covered Employee reasonably consistent with past practice, whether or not the Company's independent accountants agree;

(d)

any accrual, reasonable interpretation of generally accepted accounting principles or the significant accounting policies of the SPAR Group made by such Covered Employee in good faith, whether or not the Company's independent accountants agree;

(e)

any action (other than any action described in Section 2 of this Article III) taken by such Covered Employee in good faith and in reasonable reliance on the advice of the accountants, counsel or other professional advisors to any SGRP Company, whether or not the Company's independent accountants agree; or

(f)

any other action (other than any action described in Section 2 of this Article III) taken by any Covered Employee in good faith and without any intent to violate or evade any of the provisions of this Ethics Code, whether or not the Company's independent accountants agree.

IV.	Compliance with Applicable Law

1.   Compliance with Applicable Law. It is the policy of the Company that the Company and each Covered Person comply in all material respects with all Applicable Law in the conduct of his or her activities for the SPAR Group that if violated would under the circumstances constitute a crime or give rise to civil liability on the part of such person or company.

2.     Examples of Certain Prohibited Conduct by Covered Persons. As an aid to identify likely violations of law by any Covered Person in the conduct of his or her activities for the SPAR Group, each of the following situations may (depending upon the circumstances) be considered to be a violation of the Company's policy of compliance with Applicable Law (as set forth in Section 1 of this Article) by any Covered Person:

(a)	commission of any theft or misappropriation of any funds, asset or property of any SGRP Company, any Approved Affiliate Company, any Customer, any Vendor or any of their respective Representatives;

(b)	commission of fraud against any SGRP Company, any Approved Affiliate Company, any Customer, any Vendor or any of their respective Representatives;

(c)

any unlawful use or application of any of the funds or other assets or properties of any SGRP Company, any Approved Affiliate Company, any Customer, any Vendor or any of their respective Representatives, including (without limitation) any use or application of any of the funds or other assets or properties of any SGRP Company, directly or indirectly, for

(i)	any illegal bribe, payoff, kickback or similar payment,

(ii)

any illegal loan, gift, donation or contribution to, for or against the benefit of any political party, campaign, committee, or candidate, including (without limitation) (i) any use or application of any such funds, assets or properties to indemnify or reimburse any other Person for any such loan, gift, donation or contribution, (ii) uncompensated use of any such funds, assets or properties, and (iii) any loan, loan guaranty or support, or other extension of credit, or

(iii)	any violation of the Foreign Corrupt Practices Act of 1977, as amended;

(d)	knowingly or deliberately taking, aiding or abetting any action that violates any Applicable Law pertaining to equal employment opportunities, including (without limitation) laws pertaining to

SPAR Group Ethics Code	-9-	Amended and Restated March 15, 2018

(i)	discrimination on the basis of race, color, sex, age, religion, national origin, ethnicity, veteran status, disability or handicapped status, or

(ii)	sexual, racial, religious or other harassment;

(e)	knowingly or deliberately taking, aiding or abetting any action that violates any Applicable Law pertaining to anti-trust or related matters, including (without limitation)

(i)	discussion of prices, terms and conditions of sale, discounts, credit terms or similar subjects with any Competitor;

(ii)	"signaling" any Competitor regarding pricing strategies, directly or through any Customer or other Person; or

(iii)	agreeing with any Competitor to stay out of each other's markets or to stay away from each other's customers;

(f)

knowingly or deliberately taking, aiding or abetting any action that violates in any material respect any Applicable Law pertaining to minimum wages or other terms or conditions of labor or employment;

(g)	knowingly or deliberately committing, aiding or abetting any felony; or

(h)	knowingly or deliberately, aiding or abetting any action that violates in any material respect any other applicable criminal law or other Applicable Law.

3.     Examples of Certain Possible Prohibited Conduct by Covered Persons. As an aid to identify problem areas and possible violations of law by any Covered Person on behalf of the SPAR Group, each of the following situations in the conduct of his or her activities for the SPAR Group may (depending upon the circumstances) be considered to be a violation of the Company's policy of compliance with any Applicable Law pertaining to anti-trust or related matters, and accordingly should not be undertaken by any Covered Person without full prior written disclosure to and approval by SGRP's CEO or CFO, and by SGRP's Audit Committee to the extent such Committee's approval is required by this Ethics Code, the Charter of SGRP's Audit Committee, any Exchange Rule, any Securities Law or any other Applicable Law, in each case other than any Approved Activity:

(a)	participation in benchmarking or statistical reporting of competitive information with any Competitor;

(b)	discussion of current or future output, costs, marketing strategies or other competitively-sensitive information with any Competitor;

(c)	agreeing with any Customer or Vendor to take or not take any action vis-à-vis another Customer or Vendor, respectively; or

(d)	agreeing with any Competitor not to deal with, buy from or sell to another Customer or any Vendor.

4.     Examples of Certain Non-Violations. As an aid to identify situations not likely to be considered violations of Applicable Law by any Covered Person on behalf of the SPAR Group, each of the following situations in the conduct of his or her activities for the SPAR Group would not be considered (depending on the circumstances) to be a violation of the Company's policy of compliance with Applicable Law (as set forth in Section 1 of this Article IV) by any Covered Person:

(a)

any disclosure or other communication made pursuant to a confidentiality agreement or arrangement entered into with a Competitor or other Person to permit consideration of a potential acquisition, disposition, merger or other transaction where the recipient agrees to not use the disclosed confidential information for any other purpose for a reasonable period of time;

(b)

any action (other than any action described in Section 2 or 3 of this Article IV) taken by any Covered Person in good faith and in reasonable reliance on the advice of the accountants, counsel or other professional advisors to any SGRP Company or Approved Affiliate Company; or

(c)

any other action (other than any action described in Section 2 or 3 of this Article IV) taken by any Covered Person in good faith and without any intent to violate or evade any of the provisions of this Ethics Code.

V.	Conflicts of Interest

1.     Conflicts Prohibited. Each Covered Person of the Company is prohibited from engaging in any business activity that in any way conflicts or is inconsistent with his or her duties to the Company, and each Covered Person should avoid any activity or interest that conflicts or is inconsistent with the best interests of the SPAR Group, in each case except for any Approved Activity. The activities that may create a potential conflict or inconsistency are often impossible to identify in advance for all situations. If a Covered Person is in doubt as to whether such a situation exists, the Covered Person should discuss the matter with his or her Superior Officer and (in the case of a SGRP Executive or SGRP Independent Director or if any reasonable doubt remains) the SGRP CEO, SGRP CFO or General Counsel of SGRP.

SPAR Group Ethics Code	-10-	Amended and Restated March 15, 2018

2.     Examples of Certain Possible Conflicts. As an aid to identify possible conflicting or inconsistent interests with the SPAR Group, each of the following situations may (depending upon the circumstances) be considered to be a conflict of interest between a Covered Person and the SPAR Group (other than in any Approved Activity) if such Covered Person or his or her Family Member or other Relative:

(a)

benefits personally (other than indirectly through his or her position as a shareholder, director, officer or employee of any SGRP Company) from (i) any transaction by the Company with any Vendor or Customer, or (ii) from actions taken or agreements, arrangements or associations made in the course of or in connection with the Covered Person's performance of his or her duties with the Company;

(b)

seeks or accepts, or causes payment or delivery to another Person, anything of value (including any gift, gratuity, donation, free or discounted product or service, payment not for any product or service, travel, entertainment, or loan, support or other credit or funds, or the use of any funds, assets or properties of any SGRP Company or Approved Affiliate Company) from any Competitor, Customer, Vendor, another Covered Person or any of their respective Representatives in the conduct of or in connection with his or her activities for the Company, other than things with Nominal Value (recognizing that Nominal Value may be zero for certain Customers and Vendors);

(c)	acts as a Representative of Competitor, Customer or Vendor (other than any Approved Affiliate Company) unless he or she is a SGRP Independent Director;

(d)

in the case of any Covered Person (other than a SGRP Independent Director) or any their respective Relatives, has any ownership, management, financial or other interest in any Competitor, Customer or Vendor; or

(e)	uses or exploits (other than for the benefit of the Discloser) or reveals (without proper authorization other than to an authorized Representative of the Discloser) any Confidential Information of

(i)	any SGRP Company,

(ii)	any Approved Affiliate Company,

(iii)	any current, former or potential Customer or Vendor of any SGRP Company, or

(iv)	any of their respective Representatives.

3.     Examples of Certain Non-Conflicts. As an aid to identify situations not likely to be considered a violation of a Covered Person's obligations under Section 1 of this Article V to not act in conflict or inconsistent with the interests of the SPAR Group, each of the following situations would not be considered (depending upon the circumstances) to be such a violation:

(a)	loans or other credit extended to any Covered Person or his or her Family Member from any Vendor or Customer that is a regulated financial institution;

(b)

anything of value (including any gift, gratuity, donation, free or discounted product or service, payment not for any product or service, travel, entertainment, or loan, support or other credit or funds, but excluding the use of any funds, assets or properties of any SGRP Company or Approved Affiliate Company) received by any Covered Person or his or her Family Member from any Customer or Vendor (i) having a Nominal Value (recognizing that Nominal Value is zero for some Customers and Vendors), (ii) if such travel and related accommodations are in the best interest of the Company, and the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer has approved it, or (iii) where local custom is so strong that to refuse a gift or not to reciprocate with a gift would be considered a damaging insult, and the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer has approved it;

(c)

participation in benefit programs sponsored by or for the SPAR Group by any Covered Person, his or her Family Members or the officers or employees of any Approved Affiliate Company (at the expense of their employer), including purchases pursuant to publicized discount purchasing programs maintained by the SPAR Group or for the SPAR Group by its Vendors or Customers;

(d)

accrual of airline mileage and credit card points for future personal use, provided that the Covered Person utilizes reasonably cost effective and efficient flights (taking into account comparable travel times);

(e)

ownership interests by any Covered Person or his or her Family Member in Competitors, Customers and Vendors where (i) such interest has been disclosed in writing to and approved by the SGRP Board, the SGRP Governance Committee, or the SGRP Audit Committee, or (ii) such interest is (1) comprised of securities in widely held companies whose securities are regularly and publicly traded in nationally recognized United States securities markets and (2) not in excess of 5 percent of the outstanding common stock or other voting securities of any such company;

SPAR Group Ethics Code	-11-	Amended and Restated March 15, 2018

(f)	acting as a Representative of any SGRP Company or any Approved Affiliate Company or (subject to Sections 1 and 2 of Article II, above) having any Family Member do so;

(g)	in the case of an SGRP Independent Director, serving as a director, officer or employee of or consultant to any Competitor, Customer, Vendor or other Person or having any Family Member do so; or

(h)	any other activity disclosed in writing to and approved by the SGRP Board or applicable SGRP Committee.

4.     Non-SPAR Business Activities. It also may (depending upon the circumstances) be considered to be a conflict of interest between a full-time SGRP Executive or Employee and the SPAR Group if the SGRP Executive or Employee spends time during working hours (other than during customary breaks or non-working hours in the case of a part-time Employee) on any business activity other than for or on behalf of any SGRP Company or Approved Affiliate Company, unless the SGRP Executive or Employee has received prior written authorization from the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer. Authorization will normally be granted to a SGRP Executive or Employee to devote working time to charitable activities and community affairs where the time involved is not unreasonable. Business activities by a SGRP Executive or Employee that are not for or on behalf any SGRP Company or Approved Affiliate Company will nevertheless not be considered to be conflicts of interest (and hence are Approved Activities) if such activities (i) are not for or on behalf of any Competitor, Customer or Vendor, (ii) do not occupy the employee's time during his or her normal working hours, (iii) do not violate any of the other provisions of this Ethics Code, (iv) are not otherwise inconsistent with the interests of the SPAR Group, and (v) do not interfere with the performance of his or her duties.

5.     Certain Approved Affiliate Contracts and Underlying Transactions.

(a)     Each Approved Affiliate Contract (and any material supplement, modification, amendment or restatement of such contract) must be approved in advance, and from time to time thereafter is subject to periodic review and approval, by the SGRP Board (including its independent and disinterested directors) and its SGRP Audit Committee in accordance with the SGRP By-Laws and Applicable Law.

(b)     Approved Activities shall include (without limitation) each of (i) the transactions, positions and activities described in any Approved Affiliate Contact or disclosed to SGRP in connection therewith, (ii) any other position or relationship that any Covered Person or any of his or her Family Members from time to time may have with any Approved Affiliate Company, and (iii) any direct or indirect financial or other benefit to any Covered Person or any of his or her Family Members from any Approved Affiliate Contract.

(c)     The Approved Affiliate Contracts and the material benefits to the Affiliates of SGRP under them are and will continue to be described (as and to the extent required) in SGRP's SEC Reports.

VI.	Covered Person's Responsibilities

1.     Knowledge and Promotion of Ethics Code. Each Covered Person is responsible to be aware of this policies contained in this Ethics Code and for its enforcement and compliance.

2.     Acknowledgment of Ethics Code. Each new Covered Person will be asked to acknowledge in writing that he or she has read and understood and will comply with this Ethics Code.

3.     Confirming Applicability. There may be situations not listed in this Ethics Code that would be reasonably likely to conflict with or violate the policies of the Company enumerated in this Ethics Code or the Company's other policies. It is the responsibility of each Covered Person to determine whether a such a conflict or violation would be reasonably likely to exist or ask for clarification of the situation from a Superior Officer and (in the case of a SGRP Executive or SGRP Independent Director or if any reasonable doubt remains) the SGRP CEO, SGRP CFO or General Counsel of SGRP (and if applicable from the other party) if any uncertainty reasonably exists.

4.     Reporting Ethics Code Violations. Each Covered Person shall promptly report to his or her immediate Superior Officer any actual, proposed or contemplated conduct of any Person (including such executive) that the employee reasonably believes may constitute a violation of this Ethics Code or any other ethics code or policy of the Company in any material respect. If not resolved within a reasonable period of time, the persons making and receiving such report shall promptly forward such report to the Chairman of the SGRP Board and the Chairmen of the SGRP Governance Committee.

5.     No Retaliation. No Covered Person will be subject to any discipline, penalty or other retaliation for any good faith satisfaction of his or her reporting obligations under this Ethics Code.

6.     Questions and Assistance. Any Covered Person having any questions about or needing any assistance respecting any of the policies and other matters covered by this Ethics Code should contact a Superior Officer or the SGRP CEO, SGRP CFO or General Counsel of SGRP.

SPAR Group Ethics Code	-12-	Amended and Restated March 15, 2018

VII.	Miscellaneous

1.     Waiver. Any waiver of any provision of this Ethics Code: (a) shall be effective only if approved by the SGRP Board; (b) shall be filed with the SEC and publicized to the extent required by Applicable Law; and (c) shall be effective only in the specific instance and for the specific purpose for which given.

2.     Approval. Any approval contemplated under any provision of this Ethics Code: (a) shall be effective only if (i) in writing and signed by the Company or (ii) approved by the SGRP Governance Committee, the SGRP Audit Committee, the SGRP Board or the shareholders of the Company; (b) shall be filed with the SEC and publicized to the extent required by Applicable Law and deemed a "waiver" under the circumstances; and (c) shall be effective only in the specific instance and for the specific purpose for which given.

3.     No Waiver by Action. No waiver or approval shall be deemed, regardless of frequency given, to be a further or continuing waiver or consent except as otherwise expressly provided in such waiver. The failure or delay of the Company at any time or times to require compliance with any provision of this Ethics Code in no way shall affect the Company's right at a later time to enforce any such provision.

4.     Amendment. This Ethics Code may be amended, restated, replaced or repealed, and a new or restated Ethics Code may be adopted, at any time and from time to time by action or authorization of the SGRP Board or applicable SGRP Committee.

5.     Severability. In case any one or more of the provisions contained in this Ethics Code should be held invalid, illegal or unenforceable in any respect pursuant to Applicable Law by a governmental authority having jurisdiction and venue, that termination shall not impair or otherwise affect the validity, legality or enforceability of any of the remaining terms and provisions of this Ethics Code, which shall be enforced as if the unenforceable term or provision were deleted.

6.     SGRP Articles and Applicable Law. The terms and provisions of this Ethics Code are each subject to the relevant terms and provisions of the SGRP Articles and Applicable Law, and in the event that any term or provision of this Ethics Code conflicts or is inconsistent with any term or provision of the SGRP Articles or Applicable Law, the term or provision of the SGRP Articles or Applicable Law shall control and be given effect.

7.     No Implied Amendments or Employment Agreement, Cumulative Provisions, Etc. This Ethics Code is not intended, and shall not be deemed or construed, to: (a) limit, restrict or otherwise modify or amend any term or provision of any Confidentiality and Non-Competition Agreement or Change-in-Control Severance Agreement with any SGRP Executive or Employee; (b) limit, restrict or otherwise modify or amend any term or provision of any employment agreement that exists from time to time with any SGRP Executive or Employee, except that any violation of this Ethics Code may be an additional reason for termination "For Cause" under such any such agreement; and (c) create (absent an employment agreement to the contrary) any employment agreement or employment period or other terms, as such employment (absent an employment agreement to the contrary) is "at will" and modifiable from time to time and terminable at any time, for any reason or no reason, and without notice or benefit of any kind. Likewise, nothing in any such agreement is intended, or shall be deemed or construed, to limit, modify, define or replace any term or provision of this Ethics Code. Each obligation of a Covered Person and each right, power, privilege, remedy or other interest of the SPAR Group under this Ethics Code, any other policy of the Company, any such agreement applicable under the circumstances and Applicable Law are separate, cumulative and not alternatives, and they are in addition to and shall not limit (except as otherwise expressly provided herein) each and every other right, power, privilege, remedy or other interest of the SPAR Group under this Ethics Code, any such agreement applicable under the circumstances or Applicable Law.

8.     No Additional Personal Liability. This Ethics Code is not intended, and shall not be deemed or construed, to create or impose any personal liability on any Covered Person in addition to that (if any) imposed by Applicable Law.

9.     No Third Party Rights. The terms and provisions of this Ethics Code are for the exclusive benefit of the Company, and no other Person (including, without limitation, any Competitor, Customer or Vendor or any shareholder or creditor of any SGRP Company or Approved Affiliate Company) shall have any right or claim against the Company, any other SGRP Company, any Approved Affiliate Company, any Covered Person or any SGRP Representative by reason of any of those terms or provisions or be entitled to enforce any of those terms and provisions against any party (whether or not purportedly on behalf of the Company).

SPAR Group Ethics Code	-13-	Amended and Restated March 15, 2018

VIII.	Employee's Acknowledgment of SPAR Group's Ethics Code of Ethical Conduct

To SPAR Group, Inc. ("SGRP"), and its direct and indirect subsidiaries

(together with SGRP, each a "SGRP Company" and

collectively the "SGRP Companies" or the "Company"):

I have received and read the following and acknowledge the following:

(i)	the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated as of August 13, 2015, and

(ii)	SGRP's Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, as further amended through March 10, 2011

(as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by SGRP's Board or applicable SGRP Committee or by the applicable authorized SGRP Executive(s) in its or their discretion, as the case may be, all without any notice to or approval from you whatsoever, collectively, the "Ethics Code").

Capitalized terms used and not otherwise defined in this acknowledgment shall have the meanings respectively assigned to them in the Ethics Code.

I understand and agree that I am covered by this Ethics Code both as a "Covered Person" and a "Representative" of the SGRP Companies and in the following specific capacity (check one), as such terms are defined in the Ethics Code:

—    "Employee"

—    "SGRP Executive"

—    "SGRP Independent Director"

I understand and agree that the Ethics Code is part of the SGRP Companies' codes of ethical conduct and contains important information and restrictions applicable to my employment and business relationship with my SGRP Company. I understand that I should consult with the my Superior Officer (as defined in the Ethics Code) or my SGRP Company's Human Resources Department regarding any questions not answered in the Ethics Code.

I understand and agree that my employment relationship with my SGRP Company is voluntary and any breach of this Ethics Code may cause my employment to be terminated immediately.

I understand and agree that revisions to the Ethics Code may occur at any time and from time to time, whether or not required by law, that such revisions will be communicated through email and other official notices, that such revisions may supersede, modify or eliminate the any term or provision of this Ethics Code, and that any such revision will take effect as and when stated in such email or other notice.

I understand the currently effective version of the Ethics Code is accessible from the SGRP Companies' Intranet web site (www.sparinc.com).

I agree that will comply with the terms and provisions of the Ethics Code, including any revisions made to it, and to the extent the Ethics Code applies to any of my Family Members, Relatives and Affiliates (as defined in the Ethics Code), I will use my best efforts to cause them to so comply.

By:

Print Name:

Date:

Please sign and date this acknowledgment page and send it to the Company's Human Resources Department.

SPAR Group Ethics Code	-14-	Amended and Restated March 15, 2018